Exhibit 5.1

                                 August 12, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         This opinion is delivered to you in connection with the Registration Statement (the "Registration Statement") on Form S-8 of Liberty Financial Companies, Inc. (the "Company") being filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of 666,710 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), in connection with the Company's Amended and Restated 1995 Stock Incentive Plan (the "Plan"). I am Senior Vice President, General Counsel and Clerk of the Company, and have acted as such General Counsel in rendering this opinion to you. I have made such examination of law and have examined such certificates (including certificates of public officials and of officers of the Company) as I have deemed necessary for purposes of rendering this opinion.

         Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Registration Statement under the Plan have been validly authorized for issuance and will, when issued in accordance with the terms of the Plan, as in effect on the date hereof, and pursuant to resolutions duly adopted thereunder by the Company's Compensation and Stock Option Committee against receipt of the specified purchase price therefor, be legally issued, fully paid and non-assessable.

         I understand that this opinion is to be used in connection with the Registration Statement.

                                              Very truly yours,


                                              /s/ John A. Benning
                                              -----------------------------
                                              John A. Benning
                                              Senior Vice President
                                                 and General Counsel